Exhibit 99.1

Assurant Names Carey S. Roberts as Chief Legal Officer and Secretary

Bart Schwartz to Retire after 10-year Career with the Company

NEW YORK, Aug. 15, 2017 — Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today announced the appointment of Carey S. Roberts to the role of executive vice president, chief legal officer and corporate secretary, effective Oct. 30.

In her new position, Roberts, 46, will be responsible for Assurant’s global legal department, including compliance, government relations, internal audit and all other legal matters affecting the company. As corporate secretary, Roberts will serve as liaison to the Assurant Board of Directors and advise on corporate governance matters. She joins Assurant’s senior leadership team and Management Committee as she succeeds Bart Schwartz, who earlier this year announced his intention to retire at year-end.

“Carey is a seasoned legal professional, whose skills have been honed through both global law firm and in-house practice experience,” said Assurant President and Chief Executive Officer Alan Colberg. “Her track record of accomplishments within the broader insurance space and across corporate, finance and regulatory law make her an outstanding choice to join Assurant. I am confident she will be a valuable addition to our management team as we continue to build a stronger Assurant for the future and deliver profitable growth.”

A veteran of 20 years working with companies in the insurance, financial services and other regulated industries, Roberts has demonstrated deep legal expertise in a broad range of areas, including securities, finance, mergers and acquisitions, technology, intellectual property and regulatory and compliance matters.

Roberts joins Assurant from Marsh & McLennan Companies, Inc., where she has served as deputy general counsel and corporate secretary since October 2014, adding the role of chief compliance officer in September 2015.

“I look forward to joining Assurant’s high-performing leadership team and to working as part of a collaborative culture to help realize the company’s strategic vision,” Roberts said.

“Assurant’s transformation and aspirations for outperformance for customers, employees and shareholders will continue to provide significant growth opportunities, which makes this an exciting time to join this dynamic, global organization.”

Prior to joining Marsh & McLennan, Roberts spent 17 years at the law firm of Covington & Burling LLP, becoming a partner in the firm’s Corporate Department in 2005. While at the firm, she advised a wide range of private and public companies on securities, finance, regulatory, employee compensation and benefits, intellectual property, technology and general corporate matters. In the course of her career, she has worked in such major markets as New York, San Francisco and Washington, D.C.

Roberts received her bachelor’s degree from the University of Chicago and her law degree from the George Washington University Law School, both with honors.

As he prepares for his retirement, Bart Schwartz caps a legal career that spans nearly four decades, including 10 years as Assurant’s Chief Legal Officer. Schwartz will remain with Assurant through year-end to ensure a smooth transition of his responsibilities.

“Throughout his long and successful tenure at Assurant, Bart has been an extraordinary counselor and guide as the company has outperformed and is well positioned for continued success in the future,” Colberg said. “I join all of Assurant and the Board of Directors in thanking Bart for his numerous contributions and congratulating him on an outstanding career.”

About Assurant

Assurant (NYSE:AIZ) is a global leader in risk management solutions, helping protect where people live and the goods they buy. Millions of consumers count on Assurant’s innovative products, services and support for major purchases like homes, cars, appliances, mobile devices and funerals. Assurant partners with leading companies that make, sell or finance those purchases to take great care of their customers and help their business grow. A member of the Fortune 500, Assurant has a market presence in 16 countries worldwide. As of June 30, 2017, the company had $30 billion in assets and $6 billion in annualized revenue. Learn more at assurant.com or follow us on Twitter @AssurantNews.

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Media Contact:

John M. Moran

Vice President, External Communication

Phone: 212.859.7002

john.m.moran@assurant.com

Investor Relations Contact:

Sean Moshier

Manager, Investor Relations

212.859.5831

sean.moshier@assurant.com